Exhibit 10.1

Stock Purchase Agreement — Linkhome / Mortgage One Group

STOCK PURCHASE AGREEMENT

by and among

LINKHOME HOLDINGS INC.

(Buyer)

CONSTANT INVESTMENTS, INC.

d/b/a Mortgage One Group

(the “Company”)

and

JUN CHOI and RICHARD TAK

(the “Sellers”)

Dated as of 5/8, 2026

Stock Purchase Agreement — Linkhome / Mortgage One Group

Stock Purchase Agreement — Linkhome / Mortgage One Group

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of 5/8/2026 (the “Effective Date”), by and among Linkhome Holdings Inc., a Nevada corporation whose common stock is publicly traded (“Buyer” or “Linkhome”); Constant Investments, Inc., a Texas corporation doing business as Mortgage One Group (the “Company”); and Jun Choi and Richard Tak, each an individual (each a “Seller” and collectively, the “Sellers”). Buyer, the Company, and each Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Sellers own, beneficially and of record, one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the “Shares”), free and clear of all Liens;

WHEREAS, the Company is engaged in the business of residential mortgage origination, brokerage, and related lending services in the United States (the “Business”);

WHEREAS, the Parties previously entered into a Memorandum of Understanding executed on April 24, 2026 (the “MOU”), and now desire to set forth the definitive terms of the acquisition contemplated by the MOU;

WHEREAS, the Sellers desire to sell, and Buyer desires to purchase, all of the Shares on the terms set forth in this Agreement (the “Acquisition”);

WHEREAS, the Parties intend that the Stock Consideration be issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D promulgated thereunder; and

WHEREAS, in connection with the Closing, the Parties shall execute and deliver certain ancillary agreements, including consulting agreements with each Seller and restrictive covenant agreements (collectively, the “Ancillary Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

Stock Purchase Agreement — Linkhome / Mortgage One Group

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

“Consulting Compensation” means the aggregate cash compensation payable by Buyer to the Sellers for transition support, business continuity, and continued operational involvement during the Transition Period, as more particularly described in Section 3.4 and the Consulting Agreements. For the avoidance of doubt, the Consulting Compensation does not constitute consideration for the Shares and is not included in the Purchase Price.

“Closing” means the consummation of the transactions contemplated by this Agreement, as further described in Article IV.

“Closing Date” means the date on which the Closing occurs, which the Parties shall use commercially reasonable efforts to cause to be a date on or prior to May 31, 2026, as further described in Section 4.1.

“Closing Debt” means all Indebtedness of the Company outstanding (or accrued) immediately prior to the Closing, including (i) all principal, accrued interest, prepayment penalties, breakage fees, and other amounts owed in respect thereof, and (ii) all transaction expenses of the Sellers or the Company unpaid as of the Closing; provided, that Closing Debt shall not include ordinary course borrowings under the Company’s Warehouse Lines secured by, and to be paid off in the ordinary course from the proceeds of sale of, mortgage loans in the Company’s pipeline, in each case as expressly identified on Schedule 1.1(a) and confirmed by Buyer in writing prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Cut-Off Time” means 11:59 p.m. Pacific Time on May 31, 2026 (or, if the Closing Date is later than May 31, 2026, 11:59 p.m. Pacific Time on the Closing Date), being the time as of which the financial cut-off between the Pre-Cut-Off Period and the Post-Cut-Off Period is determined for purposes of Section 4.6.

“Company Intellectual Property” means all Intellectual Property owned by, licensed to, or used in the operation of the Business.

“Earnout” means the performance-based contingent consideration payable to the Sellers as described in Article XIII.

“Effective Time” means 12:00 a.m. (00:00) Pacific Time on June 1, 2026 (or, if the Closing Date is later than May 31, 2026, the calendar day immediately following the Closing Date), being the time as of which (i) Buyer assumes operational responsibility for, and economic ownership of, the Business, and (ii) the financial responsibility for the Business transitions from the Sellers to Buyer, in each case as further described in Sections 4.4, 4.5, and 4.6.

“Earnout Cap” means Seven Hundred Fifty Thousand Dollars ($750,000).

“Earnout Period” means the period commencing on the Closing Date and ending on the earlier of (i) the twenty-four (24) month anniversary of the Closing Date or (ii) the date on which aggregate Earnout payments equal the Earnout Cap.

Stock Purchase Agreement — Linkhome / Mortgage One Group

“Encumbrance” or “Lien” means any lien, pledge, hypothecation, mortgage, security interest, charge, claim, option, right of first refusal, preemptive right, transfer restriction, or other encumbrance of any kind.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funded Loan Volume” means the aggregate dollar amount of residential mortgage loans originated and funded by (i) loan officers employed by the Company at the Closing Date, and (ii) loan officers subsequently recruited to the Company by such existing loan officers during the Earnout Period, in each case calculated on the basis of the funded principal amount of each such loan.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or governmental, regulatory, judicial, legislative, executive, or administrative authority, agency, commission, or instrumentality.

“Indebtedness” means without duplication, all obligations of the Company (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, or similar instruments, (iii) for the deferred purchase price of property or services, (iv) under capital leases, (v) for amounts owing in respect of bankers’ acceptances, letters of credit, or similar instruments, and (vi) all guarantees of any of the foregoing.

“Intellectual Property” means all U.S. and foreign (i) patents and patent applications, (ii) trademarks, service marks, trade names, domain names, logos, and trade dress (and goodwill associated therewith), (iii) copyrights and copyrightable works, (iv) trade secrets and know-how, and (v) software.

“Key Personnel” means the individuals identified on Schedule 1.1(b), which shall include (i) each Seller, (ii) the Company’s senior loan officer management (such as branch managers and area sales managers), (iii) the Company’s underwriting management (including the head of underwriting and senior underwriters), (iv) the Company’s training and onboarding management, (v) the Company’s compliance officer(s), and (vi) such other officers, managers, and senior employees as Buyer and the Sellers may mutually identify in writing prior to the Closing.

“Knowledge of the Sellers” means the actual knowledge of Jun Choi and Richard Tak, after reasonable inquiry of the Company’s officers and senior management.

“Law” means any federal, state, local, or foreign statute, law, ordinance, regulation, rule, code, order, or other requirement of any Governmental Authority.

“Loan Officer” means any individual employed by or engaged as an independent contractor of the Company who is licensed under the SAFE Act and applicable state law to originate residential mortgage loans on behalf of the Company.

“Lock-Up Period” means the period of six (6) months commencing on the Closing Date, during which the Sellers shall not sell, transfer, pledge, or otherwise dispose of any shares of Stock Consideration without Buyer’s prior written consent.

“Losses” means all losses, damages, liabilities, claims, demands, judgments, settlements, costs, and expenses (including reasonable attorneys’ fees and expenses).

Stock Purchase Agreement — Linkhome / Mortgage One Group

“Material Adverse Effect” means any change, event, occurrence, fact, or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition, or results of operations of the Company, taken as a whole, or (ii) the ability of any Seller to consummate the transactions contemplated by this Agreement; provided, that the following shall not be deemed to constitute a Material Adverse Effect: (a) general economic, political, or financial market conditions, (b) conditions affecting the mortgage lending industry generally, (c) changes in Law or GAAP, (d) acts of war, terrorism, or natural disasters, or (e) any failure of the Company to meet internal projections (but not the underlying causes thereof), in each case to the extent such matters do not disproportionately affect the Company relative to other similarly situated participants in the mortgage lending industry.

“NMLS” means the Nationwide Multistate Licensing System and Registry.

“Operating Banks” means Open Bank and Hanmi Bank, or such other banks as Buyer may designate in writing to provide operating account, treasury, or related banking services for the Business following the Effective Time.

“Order” means any order, judgment, injunction, ruling, decree, writ, assessment, or arbitration award of any Governmental Authority or arbitrator.

“Permits” means all licenses, permits, authorizations, approvals, registrations, certificates, qualifications, franchises, and similar consents granted or issued by any Governmental Authority, including all mortgage lender, mortgage broker, mortgage banker, and mortgage loan originator licenses required to operate the Business in any jurisdiction.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint venture, unincorporated organization, Governmental Authority, or other entity.

“Pipeline Loans” means all residential mortgage loans (i) that have been originated by, or are in the application, processing, underwriting, approval, or funding pipeline of, the Company as of the Cut-Off Time, including (a) loans funded but not yet sold to a third-party investor, (b) locked but not yet funded loans, and (c) loans in process; and (ii) the rights, obligations, mortgage servicing rights (if any), and economic exposure with respect to which are held by, or to be held by, the Company at or after the Cut-Off Time. Pipeline Loans constitute current operating assets of the Business and shall be addressed in accordance with Section 4.6.

“Post-Cut-Off Period” means the period beginning at the Effective Time and continuing thereafter, during which Buyer is responsible for the operation of the Business and for the costs, expenses, liabilities, revenues, and obligations of the Company arising from facts, events, or activities occurring at or after the Effective Time.

“Pre-Cut-Off Period” means the period ending at the Cut-Off Time, during which the Sellers (through the Company) were responsible for the operation of the Business and for the costs, expenses, liabilities, revenues, and obligations of the Company arising from facts, events, or activities occurring at or prior to the Cut-Off Time.

“Purchase Price” means the consideration payable by Buyer to the Sellers in exchange for the Shares, consisting of the Stock Consideration and the Earnout, as more particularly described in Article III and Article XIII. For the avoidance of doubt, the Purchase Price does not include the Consulting Compensation.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, partners, members, managers, advisors (including legal, accounting, financial, and other advisors), agents, and other representatives.

“Restricted Period” means the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, or such other period as expressly provided in Article XI.

Stock Purchase Agreement — Linkhome / Mortgage One Group

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SAFE Act” means the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, as amended, and the regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Stock Consideration” means an aggregate of three hundred thousand (300,000) shares of common stock, par value $[●] per share, of Buyer to be issued to the Sellers at the Closing in accordance with Section 3.1(a).

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, or other entity of which (i) such Person directly or indirectly owns more than 50% of the outstanding equity interests, or (ii) such Person otherwise has the power to elect a majority of the directors or managers.

“Target LO Count” means an active and licensed Loan Officer team of fifty (50) Loan Officers.

“Target States” means no fewer than forty (40) U.S. states in which the Company (or, after the Closing, Buyer or its applicable Affiliate) is licensed and authorized to originate residential mortgage loans.

“Target Warehouse Capacity” means aggregate Warehouse Line capacity of no less than Fifty Million Dollars ($50,000,000).

“Tax” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, employment, payroll, withholding, social security, unemployment, real or personal property, intangibles, severance, stamp, occupation, premium, environmental, customs duties, capital stock, or other tax of any kind, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transition Period” means the period of twenty-four (24) months commencing on the Closing Date.

“Warehouse Line” means a warehouse line of credit established for the funding of residential mortgage loans originated by the Company.

Section 1.2 Interpretation.

In this Agreement: (a) the singular includes the plural and vice versa; (b) “include,” “includes,” and “including” are not limiting; (c) references to Articles, Sections, Schedules, and Exhibits are to those of this Agreement; (d) “$” means United States dollars; and (e) headings are for convenience only.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale.

On the terms of this Agreement, at the Closing each Seller shall sell and transfer to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s right, title, and interest in the Shares owned by such Seller, free and clear of all Liens, in exchange for the consideration in Article III. Following the Closing, Buyer shall own one hundred percent (100%) of the Company.

Section 2.2 Allocation of Shares Sold.

The Shares to be sold by each Seller, and the allocation of the Stock Consideration and Earnout among the Sellers, shall be as set forth on Schedule 2.2 (the “Allocation Schedule”).

Section 2.3 Withholding.

Buyer may deduct and withhold from any amounts payable under this Agreement such amounts as are required to be withheld under the Code or any other applicable Tax Law. Amounts so withheld and paid to the appropriate Governmental Authority shall be treated as paid to the Person otherwise entitled to receive them.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE III

PURCHASE PRICE AND PAYMENT

Section 3.1 Purchase Price.

In consideration of the sale of the Shares, Buyer shall pay the Purchase Price, consisting of:

(a) Stock Consideration.

At the Closing, Buyer shall issue to the Sellers an aggregate of three hundred thousand (300,000) shares of common stock of Buyer (the “Stock Consideration”), allocated as set forth on the Allocation Schedule. The Stock Consideration shall be issued in book-entry form via Buyer’s transfer agent, registered in the names of the Sellers (or, at a Seller’s election, in the name of a nominee or trust controlled by such Seller and reasonably acceptable to Buyer).

The Stock Consideration shall be issued without registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, and shall constitute “restricted securities” within the meaning of Rule 144. The book-entry positions evidencing the Stock Consideration shall bear the legend in Section 12.4.

During the Lock-Up Period, no Seller shall, without Buyer’s prior written consent, sell, transfer, pledge, hypothecate, encumber, or otherwise dispose of, or enter into any swap or similar arrangement transferring the economic interest in, any shares of Stock Consideration.

(b) Earnout.

As additional consideration, the Sellers shall be entitled to the Earnout, calculated and payable in accordance with Article XIII.

Section 3.2 Allocation of Purchase Price for Tax Purposes.

Within ninety (90) days after the Closing Date, the Parties shall in good faith agree on an allocation of the Purchase Price among the Shares (and any items deemed transferred for U.S. federal income tax purposes) consistent with applicable Law. Each Party shall report the transactions consistently with such allocation for Tax purposes and shall reasonably cooperate with the other in such reporting.

Section 3.3 Adjustment for Stock Splits and Similar Events.

If, after the Effective Date and prior to issuance of the Stock Consideration, Buyer effects a stock split, reverse split, stock dividend, recapitalization, or similar event affecting its common stock, the number of shares constituting the Stock Consideration shall be equitably adjusted to preserve the Sellers’ economic interest.

Section 3.4 Consulting Compensation (Separate from Purchase Price).

The cash compensation described in this Section 3.4 (the “Consulting Compensation”) is paid to the Sellers as compensation for personal services during the Transition Period, and is not consideration for the Shares or part of the Purchase Price. The Consulting Compensation shall be governed by, and paid in accordance with, the Consulting Agreements. In the event of any conflict between this Section 3.4 and the applicable Consulting Agreement, the Consulting Agreement shall control.

Buyer shall pay to the Sellers aggregate Consulting Compensation of Two Hundred Fifty Thousand Dollars ($250,000), payable in equal monthly installments of approximately Ten Thousand Five Hundred Dollars ($10,500) over twenty-four (24) months following the Closing Date, allocated as set forth in the Consulting Agreements. Each installment shall be paid by the fifteenth (15th) day of the month following the month to which it relates, by wire transfer of immediately available funds to the Seller’s designated account. The first installment shall be payable for the first full calendar month following the Closing Date.

The Sellers acknowledge that the Consulting Compensation shall be reported as ordinary compensation income (and, where applicable, self-employment income) for federal and state Tax purposes, not as proceeds from the sale of the Shares. The Parties shall report the Consulting Compensation consistently with this characterization.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE IV

CLOSING

Section 4.1 Time and Place of Closing; Target Closing Date; Effective Time.

(a) Subject to satisfaction or waiver of the conditions in Article VIII (other than those to be satisfied at the Closing), the Closing shall take place remotely by exchange of documents via electronic transmission. The Parties shall use commercially reasonable efforts to cause the Closing Date to occur on or before May 31, 2026 (the “Target Closing Date”).

(b) Although legal title to the Shares passes to Buyer at the Closing, the Acquisition shall be deemed effective economically and operationally as of 12:00 a.m. Pacific Time on June 1, 2026 (the “Effective Time”). From and after the Effective Time, (i) Buyer shall own one hundred percent (100%) of the Company, (ii) Buyer shall be responsible for operation of the Business, and (iii) financial responsibility shall pass to Buyer in accordance with Sections 4.4, 4.5, and 4.6.

(c) If the Closing Date occurs after May 31, 2026, the Parties shall in good faith determine whether to (i) keep June 1, 2026 as the Effective Time (with appropriate true-up for the period between May 31 and the Closing Date), or (ii) reset the Effective Time to the day after the actual Closing Date. Absent written agreement, the Effective Time shall be the day after the Closing Date.

Section 4.2 Sellers’ Closing Deliverables.

At the Closing, the Sellers shall deliver to Buyer:

(a)	stock certificates (if any) representing the Shares, duly endorsed in blank or with stock powers executed in blank, or evidence of book-entry transfer to Buyer;

(b)	resignations, effective at the Closing, of each director and officer of the Company designated by Buyer at least three (3) Business Days prior, in a form acceptable to Buyer;

(c)	a Secretary’s certificate of the Company certifying (i) the certificate of incorporation and bylaws, (ii) board and shareholder resolutions authorizing this Agreement and the Ancillary Agreements, and (iii) incumbency of officers signing this Agreement and the Ancillary Agreements;

(d)	a certificate of good standing of the Company issued by the Secretary of State of Texas, dated within ten (10) Business Days prior to Closing, and a certificate of foreign qualification or good standing from each other jurisdiction in which the Company is qualified to do business as a foreign entity;

(e)	the Consulting Agreement, in form reasonably acceptable to Buyer, executed by each Seller (each, a “Consulting Agreement”);

(f)	the Restrictive Covenant Agreement (containing non-competition, non-solicitation, and confidentiality covenants), in form reasonably acceptable to Buyer, executed by each Seller;

(g)	an executed IRS Form W-9 (or W-8, if applicable) from each Seller;

(h)	a non-foreign affidavit from each Seller under Code Section 1445(b)(2);

Stock Purchase Agreement — Linkhome / Mortgage One Group

(i)	evidence reasonably satisfactory to Buyer of release of all Liens on the Shares and on the Company’s assets (other than Permitted Liens identified on Schedule 5.7);

(j)	the certificate required by Section 8.2(c) (Sellers’ Bring-Down Certificate);

(k)	the Pre-Cut-Off Statement (as defined in Section 4.6), executed by the Sellers; and

(l)	such other documents as Buyer may reasonably request to consummate the Acquisition.

Section 4.3 Buyer’s Closing Deliverables.

At the Closing, Buyer shall deliver to the Sellers:

(a)	evidence of issuance of the Stock Consideration to the Sellers in accordance with Section 3.1(a) and the Allocation Schedule, including a confirmation from Buyer’s transfer agent;

(b)	the Consulting Agreement, executed by Buyer, with respect to each Seller;

(c)	a Secretary’s certificate of Buyer certifying (i) board resolutions authorizing this Agreement, the Ancillary Agreements, and the issuance of the Stock Consideration, and (ii) incumbency of officers signing this Agreement and the Ancillary Agreements;

(d)	a certificate of good standing of Buyer from the Secretary of State of Nevada, dated within ten (10) Business Days prior to Closing;

(e)	the certificate required by Section 8.3(c) (Buyer’s Bring-Down Certificate); and

(f)	such other documents as the Sellers may reasonably request to consummate the Acquisition.

Section 4.4 Operational Transfer at the Effective Time.

(a) From the Effective Time, Buyer (or, at Buyer’s direction, the Company under Buyer’s ownership) shall be solely responsible for the management and operation of the Business. The Sellers shall, at or before the Effective Time, take such reasonable actions and execute such documents as Buyer may reasonably request to facilitate the orderly transfer of operational control, including transfer of signing authority, system access, and authority over employee and vendor matters.

(b) From the Effective Time, no Seller shall hold itself out as authorized to bind the Company or the Business, except (i) as expressly contemplated by such Seller’s Consulting Agreement or (ii) as authorized in writing by Buyer.

(c) From the Effective Time and through completion of the activities described in Section 4.6, the Sellers shall provide reasonable assistance, at Buyer’s reasonable request, to facilitate the operational, financial, and administrative transition, consistent with their Consulting Agreements and Article XIV.

Section 4.5 Banking Arrangements; New Operating Accounts.

(a) Before the Effective Time, Buyer shall use commercially reasonable efforts to cause the Company to open new operating bank accounts at Open Bank and Hanmi Bank (the “New Operating Accounts”), to be the principal operating, payroll, and treasury accounts of the Business from the Effective Time. Buyer shall designate the authorized signatories. The Sellers shall not be authorized signatories on, or have access to, the New Operating Accounts (except as required by their Consulting Agreements).

Stock Purchase Agreement — Linkhome / Mortgage One Group

(b) Within thirty (30) days after the Effective Time, the Parties shall transition the Company’s ordinary-course revenue, payroll, and operating cash flows to the New Operating Accounts; close, restrict, or transfer signing authority on, pre-existing operating accounts no longer needed; and update vendor, customer, regulator, warehouse lender, and investor records.

(c) Custodial accounts, escrow accounts, and Warehouse Line collateral accounts may remain open as needed to settle Pre-Cut-Off Period transactions and Pipeline Loans. The Sellers shall reasonably cooperate to maintain such accounts in good order until all such matters have been settled.

(d) The Sellers shall provide such information and certifications as the Operating Banks may reasonably require under applicable banking, KYC, and AML rules in connection with the New Operating Accounts and the change of beneficial ownership of the Company.

Section 4.6 CPA-Led Financial Transition; Cut-Off Allocation; Pipeline Loan Reconciliation.

(a) Engagement of Transition CPA.

Buyer shall, at its own expense, engage an independent certified public accounting firm (the “Transition CPA”) promptly after the Effective Date to (i) assist with the transition of the Company’s financial records, (ii) prepare the Pre-Cut-Off Statement and the Pipeline Reconciliation, and (iii) provide other transition-accounting services Buyer may reasonably request. The Sellers shall fully cooperate with the Transition CPA, including providing reasonable access to books, records, accounting systems, bank statements, vendor and payroll records, loan-pipeline data, and personnel.

(b) Cut-Off Allocation of Costs, Expenses, Revenues, and Liabilities.

As between the Sellers and Buyer, regardless of when an invoice is rendered or payment made:

(i)	all costs, expenses, liabilities, and obligations arising from facts or activities during the Pre-Cut-Off Period (including rent, utilities, payroll and commissions, payroll taxes, vendor invoices, professional fees, license and regulatory fees, insurance premiums, and software/subscription fees) are the responsibility of the Sellers (the “Pre-Cut-Off Liabilities”);

(ii)	all such costs and obligations arising from facts or activities during the Post-Cut-Off Period are the responsibility of Buyer (the “Post-Cut-Off Liabilities”);

(iii)	revenues earned for services rendered during the Pre-Cut-Off Period (including loan-funding and origination fees on loans funded before the Cut-Off Time) inure to the Sellers, subject to the netting in subsection (e); and

(iv)	revenues earned for services rendered during the Post-Cut-Off Period inure to Buyer.

Items that straddle the Cut-Off Time (such as monthly rent, utilities, and subscription fees) shall be prorated daily.

(c) Late-Arriving Pre-Cut-Off Bills.

If the Company or Buyer receives, after the Effective Time, an invoice or demand for any unpaid Pre-Cut-Off Liability (a “Late-Arriving Pre-Cut-Off Bill”), Buyer shall promptly forward it to the Sellers. The Sellers shall, within fifteen (15) Business Days (or sooner if needed to avoid late fees, default interest, service interruption, or harm to the Business), either pay the bill directly or, at Buyer’s election, reimburse the Company for any amount it pays (together with reasonable late fees or default interest, except to the extent caused by Buyer’s delay in forwarding). Buyer may exercise its setoff right under Section 9.5 in respect of any unpaid amount under this Section 4.6(c).

Stock Purchase Agreement — Linkhome / Mortgage One Group

(d) Pre-Cut-Off Statement.

At least three (3) Business Days before the Closing Date, the Sellers shall deliver to Buyer a written statement (the “Pre-Cut-Off Statement”), prepared with the Transition CPA, setting forth in reasonable detail (i) the Sellers’ good-faith estimate of all Pre-Cut-Off Liabilities (including those expected to come due after the Closing), (ii) all Pipeline Loans as of the Cut-Off Time (with status, funded amount, lock expiration, and warehouse-line allocation), and (iii) all Indebtedness, accrued payroll, accrued commissions, and accrued expenses as of the Cut-Off Time. The Pre-Cut-Off Statement is the baseline for the Pipeline Reconciliation in subsection (e).

(e) Pipeline Loan Reconciliation; Asset / Warehouse-Line Balance.

The Parties acknowledge that Pipeline Loans are dynamic, with funded principal (assets) and Warehouse Line borrowings (liabilities) fluctuating in the ordinary course as loans are funded, sold, and replaced. Accordingly:

(i)	Within sixty (60) days after the Effective Time, the Transition CPA shall deliver to Buyer and the Sellers a written reconciliation (the “Pipeline Reconciliation”) of (A) the funded principal of all Pipeline Loans at the Cut-Off Time, (B) Warehouse Line borrowings at the Cut-Off Time secured by or allocable to those loans, and (C) the resulting net asset/liability balance (the “Pipeline Net Position”). The Transition CPA shall calculate the Pipeline Net Position with the goal that the Company’s Pipeline Loan assets are reasonably balanced against the related Warehouse Line indebtedness, consistent with past ordinary-course practice.

(ii)	Within thirty (30) days after delivery, each of Buyer and the Sellers shall confirm in writing its agreement or specific objections. If neither objects, the Pipeline Reconciliation is final. If a Party objects, the Parties shall negotiate in good faith for thirty (30) days; unresolved items shall be submitted to a mutually agreed second independent accounting firm (the “Independent Accountant”) for binding resolution, the cost of which shall be borne equally.

(iii)	If the final Pipeline Reconciliation shows a material imbalance between Pipeline Loan assets and the related Warehouse Line liabilities relative to past ordinary-course practice (a “Pipeline Imbalance”), the Parties shall make a true-up payment (in either direction) within fifteen (15) Business Days of the final determination. This true-up addresses Cut-Off Time imbalances only, not operating performance.

(iv)	Between the Effective Date and the Cut-Off Time, the Parties shall manage Pipeline Loans and Warehouse Line borrowings consistent with past ordinary-course practice, and shall not artificially build them up, draw them down, or skew them.

(f) Cooperation; Records.

Each Party shall (i) preserve, in accordance with its record-retention practices and applicable Law, all books and records relating to the Pre-Cut-Off Period, (ii) provide the other Party (and its representatives, including the Transition CPA and any Independent Accountant) reasonable access to such records, and (iii) cooperate in good faith on the Pre-Cut-Off Statement, the Pipeline Reconciliation, and any related true-up. This Section 4.6 survives the Closing.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Subject to the disclosures set forth in the disclosure schedule delivered by the Sellers to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”), the Sellers and the Company, jointly and severally, represent and warrant to Buyer, as of the Effective Date and as of the Closing Date, as follows:

Section 5.1 Organization, Standing, and Power.

The Company is a Texas corporation, duly organized, validly existing, and in good standing under the laws of Texas. The Company has the corporate power and authority to own, lease, and operate its properties and to carry on the Business as currently conducted. The Company is duly qualified to do business as a foreign entity in each jurisdiction where such qualification is required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Schedule 5.1 lists all jurisdictions in which the Company is qualified to do business as a foreign entity.

Section 5.2 Authority; Enforceability.

Each Seller has full legal capacity, power, and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Company have been duly authorized by all necessary corporate action on the part of the Company and its shareholders. This Agreement has been executed and delivered by each Seller and the Company and (assuming due authorization, execution, and delivery by Buyer) constitutes a legal, valid, and binding obligation of each Seller and the Company, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.3 Capitalization; Title to Shares.

(a) The authorized capital stock of the Company consists solely of the shares set forth on Schedule 5.3, of which the number of issued and outstanding shares set forth on Schedule 5.3 are issued and outstanding. All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and were issued in compliance with all applicable Laws (including federal and state securities laws) and the Company’s organizational documents. There are no outstanding options, warrants, convertible securities, subscriptions, calls, rights, or other agreements obligating the Company to issue, sell, or transfer any equity interest in the Company.

(b) Jun Choi and Richard Tak collectively own, beneficially and of record, one hundred percent (100%) of the issued and outstanding Shares, free and clear of all Liens. Schedule 5.3 sets forth the exact number of Shares owned by each Seller. Upon delivery of the Shares at the Closing in accordance with this Agreement, Buyer will acquire valid title to the Shares, free and clear of all Liens (other than restrictions arising under federal or state securities laws or created by Buyer).

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 5.4 No Subsidiaries.

Except as set forth on Schedule 5.4, the Company does not, directly or indirectly, own any equity, partnership, membership, or other ownership interest in, or have any obligation to acquire any such interest in, any other Person.

Section 5.5 No Conflicts; Consents.

The execution, delivery, and performance by the Sellers and the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate the organizational documents of the Company, (ii) violate any Law or Order applicable to any Seller or the Company, (iii) result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, or acceleration under, any material contract to which any Seller or the Company is a party, or (iv) result in the creation of any Lien on the Shares or on any material asset of the Company, except, in the case of clauses (iii) and (iv), as set forth on Schedule 5.5. Except as set forth on Schedule 5.5, no consent, approval, authorization, or filing with any Governmental Authority or other Person is required to be obtained or made by any Seller or the Company in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6 Financial Statements.

Schedule 5.6 sets forth (a) the unaudited balance sheets and related statements of income and cash flows of the Company for the fiscal years ended December 31, 2023, December 31, 2024, and December 31, 2025, and (b) the unaudited balance sheet and related statements of income and cash flows of the Company for the most recent fiscal quarter ended prior to the Effective Date (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company as of the dates and for the periods indicated, and (iii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, except for the absence of footnotes and normal year-end adjustments.

Section 5.7 Absence of Undisclosed Liabilities.

The Company has no liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent, or otherwise) of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) liabilities reflected or reserved against in the most recent balance sheet included in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the most recent balance sheet, none of which is material in amount, (iii) liabilities arising under this Agreement or in connection with the transactions contemplated hereby, and (iv) liabilities set forth on Schedule 5.7.

Section 5.8 Absence of Certain Changes.

Since the date of the most recent balance sheet included in the Financial Statements, except as set forth on Schedule 5.8, (i) the Company has conducted the Business in the ordinary course consistent with past practice, (ii) there has not occurred any event, change, or development that has had or would reasonably be expected to have a Material Adverse Effect, and (iii) the Company has not (a) declared, set aside, or paid any dividend or other distribution on its capital stock, (b) repurchased, redeemed, or otherwise acquired any of its capital stock, (c) issued, sold, or otherwise disposed of any equity interests, (d) increased the compensation or benefits of any officer or key employee outside the ordinary course of business, (e) incurred any Indebtedness other than Indebtedness incurred in the ordinary course of business under the Company’s existing Warehouse Lines, or (f) entered into any material transaction outside the ordinary course of business.

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 5.9 Mortgage Banking and Regulatory Compliance.

(a) Licenses and Approvals.

Schedule 5.9(a) sets forth a complete list of (i) all mortgage lender, mortgage broker, mortgage banker, mortgage loan originator, and other lending-related Permits held by the Company in each jurisdiction, (ii) all approvals or sponsorships under the SAFE Act, the Federal Housing Administration (FHA), the U.S. Department of Veterans Affairs (VA), the U.S. Department of Agriculture (USDA), Fannie Mae, Freddie Mac, Ginnie Mae, and any state housing finance agency, and (iii) all loan officer NMLS registrations of individuals employed by or engaged as independent contractors of the Company. All such Permits and approvals are in full force and effect, and the Company and each applicable individual is in compliance in all material respects with the terms thereof.

(b) Compliance with Law.

The Company is, and at all times during the past five (5) years has been, in compliance in all material respects with all Laws applicable to the Business, including the Real Estate Settlement Procedures Act (RESPA), the Truth in Lending Act (TILA) and Regulation Z, the Equal Credit Opportunity Act (ECOA) and Regulation B, the Home Mortgage Disclosure Act (HMDA), the Fair Credit Reporting Act (FCRA), the Fair Housing Act, the SAFE Act, the Gramm-Leach-Bliley Act, the Bank Secrecy Act and applicable anti-money laundering Laws, the Telephone Consumer Protection Act (TCPA), the CAN-SPAM Act, the Servicemembers Civil Relief Act (SCRA), the Dodd-Frank Wall Street Reform and Consumer Protection Act (including the rules of the Consumer Financial Protection Bureau), and applicable state mortgage lending, fair lending, consumer protection, licensing, predatory lending, and high-cost loan Laws.

(c) Regulatory Examinations and Investigations.

Except as set forth on Schedule 5.9(c), during the past five (5) years (i) the Company has not received any written notice from any Governmental Authority of any material violation of, or material non-compliance with, any Law applicable to the Business, (ii) the Company has not been the subject of any examination, audit, investigation, or enforcement action by any Governmental Authority that resulted in any material adverse finding or remediation requirement, and (iii) the Company has not entered into any consent decree, memorandum of understanding, supervisory agreement, or similar undertaking with any Governmental Authority.

(d) Loan Files; Repurchase Obligations.

Each loan originated, processed, underwritten, sold, or serviced by the Company has been originated, processed, underwritten, sold, or serviced (as applicable) in compliance in all material respects with applicable Law and, where applicable, with the underwriting and eligibility requirements of the applicable investor, agency, or insurer (including Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA, and USDA) and with the Company’s own underwriting guidelines. Except as set forth on Schedule 5.9(d), the Company has no outstanding repurchase, indemnification, make-whole, or similar obligations with respect to any loan that, individually or in the aggregate, could reasonably be expected to be material to the Company.

(e) Warehouse Lines.

Schedule 5.9(e) lists all Warehouse Lines and similar credit facilities of the Company, including the lender, maximum commitment, current outstanding balance, and maturity date. The Company is in compliance in all material respects with all covenants and other obligations under each such facility, and no event of default (or event that with notice or lapse of time would constitute an event of default) has occurred and is continuing thereunder.

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 5.10 Material Contracts.

Schedule 5.10 sets forth a complete list of each material contract to which the Company is a party, including any (i) Warehouse Line agreement, loan purchase or sale agreement, master repurchase agreement, master commitment, or correspondent agreement; (ii) employment, consulting, or independent contractor agreement providing for annual compensation in excess of $150,000; (iii) lease or sublease of real property; (iv) license of material Intellectual Property; (v) agreement containing any covenant restricting the Company from competing in any line of business or geographic area, or from soliciting customers or employees; (vi) agreement involving payments to or from the Company in excess of $100,000 in any twelve-month period; and (vii) agreement with any Affiliate of any Seller. Each such contract is in full force and effect and is a valid and binding obligation of the Company and, to the Knowledge of the Sellers, the other parties thereto. Neither the Company nor, to the Knowledge of the Sellers, any other party thereto is in material breach of, or default under, any such contract.

Section 5.11 Litigation.

Except as set forth on Schedule 5.11, there is no, and during the past three (3) years there has not been any, action, suit, proceeding, claim, arbitration, or investigation pending or, to the Knowledge of the Sellers, threatened against the Company, the Business, or any Seller (in the case of any Seller, in such Seller’s capacity as a shareholder, officer, director, or employee of the Company). The Company is not subject to any outstanding Order. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the Knowledge of the Sellers, threatened against the Company or any Seller that seeks to enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement.

Section 5.12 Taxes.

(a) The Company has timely filed (taking into account any extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. (b) All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been timely paid in full. (c) There are no Liens for Taxes on any asset of the Company other than Liens for Taxes not yet due and payable. (d) The Company is not currently the subject of any audit, examination, or other proceeding by any Tax authority, and no such audit, examination, or other proceeding has been threatened in writing. (e) The Company has timely withheld and paid over to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

Section 5.13 Employee Matters; Loan Officers.

(a) Schedule 5.13(a) sets forth a complete list of each individual employed by or engaged as an independent contractor of the Company as of the Effective Date, including such individual’s position, base compensation, commission rate (if applicable), date of hire or engagement, NMLS identification number (if applicable), and licensing status. (b) The Company is in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, classification of employees and independent contractors, equal employment opportunity, occupational safety and health, immigration, and the payment of social security, payroll, and similar Taxes. (c) The Company is not a party to any collective bargaining agreement or other labor union contract, and there are no labor organizing activities pending or, to the Knowledge of the Sellers, threatened. (d) Except as set forth on Schedule 5.13(d), no employee or Loan Officer of the Company has provided written notice of an intent to terminate his or her employment or engagement following the Closing.

Section 5.14 Employee Benefit Plans.

Schedule 5.14 sets forth a complete list of each material employee benefit plan, program, agreement, or arrangement sponsored, maintained, or contributed to by the Company for the benefit of any current or former employee, officer, director, or independent contractor of the Company (each, a “Benefit Plan”). Each Benefit Plan has been established, maintained, and administered in compliance in all material respects with its terms and applicable Law, including the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Code. Neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to, or had any liability with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any “multiemployer plan” (as defined in Section 3(37) of ERISA).

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 5.15 Real Property.

The Company does not own any real property. Schedule 5.15 sets forth a complete list of all leases of real property under which the Company is a lessee or sublessee. Each such lease is in full force and effect, and the Company is not in material default thereunder.

Section 5.16 Intellectual Property; Data Privacy.

(a) Schedule 5.16 lists all material registered Company Intellectual Property and all material licenses of Intellectual Property to the Company. The Company owns or has the valid right to use all Intellectual Property used in the Business, free and clear of all Liens (other than ordinary licenses). (b) The Company is, and during the past three (3) years has been, in compliance in all material respects with all applicable data privacy and security Laws (including the Gramm-Leach-Bliley Act, the California Consumer Privacy Act, and the California Privacy Rights Act) and with its own posted privacy policies. The Company has not experienced any material data breach, unauthorized access to, or unauthorized disclosure of personal information.

Section 5.17 Insurance.

Schedule 5.17 sets forth a complete list of all material insurance policies maintained by the Company, including any errors and omissions, fidelity bond, cybersecurity, employment practices liability, and general liability insurance. Each such policy is in full force and effect, all premiums due thereon have been paid, and the Company has not received any written notice of cancellation or non-renewal.

Section 5.18 Affiliate Transactions.

Except as set forth on Schedule 5.18 and except for ordinary course employment, compensation, and shareholder distribution matters disclosed in the Financial Statements, no Seller, Affiliate of any Seller, or director, officer, or employee of the Company is a party to any contract or transaction with the Company, owns any material asset used in the Business, or owes any material amount to or is owed any material amount by the Company.

Section 5.19 Brokers.

No broker, finder, investment banker, or similar Person is entitled to any brokerage fee, finder’s fee, commission, or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or the Company.

Section 5.20 Investment Representations.

Each Seller, severally and not jointly, makes the representations and warranties set forth in Article XII with respect to such Seller’s acquisition of the Stock Consideration.

Section 5.21 No Debt; No Material Liabilities; No Material Litigation.

Without limiting the generality of Sections 5.7 (Absence of Undisclosed Liabilities), 5.9 (Mortgage Banking and Regulatory Compliance), 5.11 (Litigation), or 5.12 (Taxes), and as a fundamental inducement to Buyer to enter into this Agreement and pay the Purchase Price, the Sellers and the Company further represent and warrant that:

(a)	Schedule 5.21(a) sets forth a complete and correct list of all Indebtedness of the Company outstanding as of the Effective Date, including, in each case, the lender or counterparty, principal amount, accrued interest, applicable prepayment penalty or breakage fee (if any), maturity date, and contact information of the holder. Other than the Indebtedness expressly identified on Schedule 5.21(a), the Company has no Indebtedness of any kind;

(b)	as of the Closing, all Closing Debt shall have been fully and finally paid off, satisfied, released, or discharged, and Buyer shall have received customary payoff letters, lien releases, and termination statements (including, where applicable, UCC-3 termination statements) reasonably satisfactory to Buyer evidencing the same;

(c)	the Company has no, and during the past three (3) years has not had any, contingent, deferred, or off-balance-sheet liabilities other than (i) those reflected or reserved against in the most recent balance sheet included in the Financial Statements, or (ii) those incurred in the ordinary course of business consistent with past practice and not material in amount, individually or in the aggregate;

Stock Purchase Agreement — Linkhome / Mortgage One Group

(d)	there is no, and during the past three (3) years there has not been any, action, suit, proceeding, claim, arbitration, regulatory inquiry, examination, audit, complaint, charge, demand letter, or investigation pending, pending receipt of, or, to the Knowledge of the Sellers, threatened, by or against (i) the Company, (ii) any Loan Officer or other employee of the Company in such capacity, or (iii) any Seller (in such Seller’s capacity as a shareholder, officer, director, or employee of the Company), in each case other than as set forth on Schedule 5.21(d);

(e)	the Company has not received any written notice from any consumer, borrower, regulator, investor, warehouse lender, or other counterparty asserting any material claim relating to a residential mortgage loan originated, processed, underwritten, sold, or serviced by the Company that has not been fully resolved without further obligation of the Company; and

(f)	no Seller has any reasonable basis to believe that any matter described in clauses (c) through (e) is reasonably likely to arise after the Effective Date and prior to the Closing.

Section 5.22 Disclosed EDD Matter; Mortgage One Group Name.

(a) The Sellers have disclosed to Buyer that (i) the Company currently operates under the trade name “Mortgage One Group” in addition to its legal name “Constant Investments, Inc.,” and (ii) an Enhanced Due Diligence (EDD) matter is presently pending and being addressed in good faith by the Sellers (the “Disclosed EDD Matter”). The Disclosed EDD Matter is described on Schedule 5.22, including the parties involved, the relevant counterparty or regulator, the nature of the matter, and the current status.

(b) The existence of the Disclosed EDD Matter (as described on Schedule 5.22) shall not, by itself, constitute a breach of any representation or warranty in this Article V.

(c) From and after the Effective Date and continuing until the Disclosed EDD Matter is resolved, the Sellers shall:

(i)	continue to handle and seek to resolve the Disclosed EDD Matter in good faith, with counsel of their choosing, at the Sellers’ own cost and expense (including legal fees, expert fees, and out-of-pocket costs incurred in handling the matter);

(ii)	be responsible for any settlement amount, judgment, fine, or penalty actually agreed to or imposed in connection with the Disclosed EDD Matter (each, an “EDD Resolution Amount”), and pay or fund any EDD Resolution Amount directly to the relevant counterparty;

(iii)	keep Buyer reasonably informed of material developments and proposed resolutions, and consult with Buyer in good faith before entering into any settlement that would impose a material non-monetary obligation, restriction, or admission of liability on the Company, the Business, or Buyer; and

(iv)	provide Buyer with information about the Disclosed EDD Matter that Buyer may reasonably require for its own regulatory or disclosure purposes.

(d) The Parties intend that, as between the Sellers and Buyer, the Disclosed EDD Matter is a pre-Closing matter for which the Sellers retain economic responsibility, and the Buyer Indemnified Parties shall not bear the historical liability of the Disclosed EDD Matter except to the extent provided in Section 9.2(i).

Section 5.23 Disclosure.

No representation or warranty by the Sellers or the Company contained in this Agreement, and no statement contained in the Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V (AS QUALIFIED BY THE DISCLOSURE SCHEDULE) AND IN ANY ANCILLARY AGREEMENT, NEITHER THE SELLERS NOR THE COMPANY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY, THE SHARES, OR THE BUSINESS.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers, as of the Effective Date and as of the Closing Date, as follows:

Section 6.1 Organization and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own its properties and conduct its business as currently conducted. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

Section 6.2 Authority; Enforceability.

The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Buyer have been duly authorized by all necessary corporate action on the part of Buyer (including approval by the board of directors of Buyer to the extent required). This Agreement has been executed and delivered by Buyer and (assuming due authorization, execution, and delivery by the Sellers and the Company) constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 6.3 No Conflicts; Consents.

The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate the organizational documents of Buyer, (ii) violate any Law or Order applicable to Buyer, or (iii) result in a breach of, or constitute a default under, any material contract to which Buyer is a party, except, in the case of clause (iii), as would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby. Except for filings required to be made by Buyer under the Securities Act, the Exchange Act, applicable state securities Laws, and the rules of any applicable stock exchange or quotation system, no consent, approval, authorization, or filing with any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.4 Valid Issuance of Stock Consideration.

The Stock Consideration, when issued and delivered in accordance with the terms of this Agreement, will be (i) duly authorized, validly issued, fully paid, and non-assessable, (ii) free and clear of all Liens (other than restrictions on transfer arising under federal and state securities Laws and the Lock-Up Period set forth herein), and (iii) issued in compliance with all applicable federal and state securities Laws.

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 6.5 SEC Filings.

Buyer has timely filed or furnished all forms, reports, schedules, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it with the SEC since the date that is one (1) year prior to the Effective Date (or for such shorter period that Buyer was required to file such reports and materials, and collectively, the “SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the Effective Date, on the date of such amendment or superseding filing), the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.6 Litigation.

There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the actual knowledge of Buyer, threatened against Buyer that seeks to enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby.

Section 6.7 Brokers.

No broker, finder, investment banker, or similar Person is entitled to any brokerage fee, finder’s fee, commission, or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which any Seller or the Company would be liable.

Section 6.8 Independent Investigation; Acknowledgment.

Buyer acknowledges that it has conducted, to its satisfaction, its own independent investigation, review, and analysis of the Company, the Business, and the Shares. In making its determination to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely upon (i) its own investigation and the express representations and warranties of the Sellers and the Company set forth in Article V (as qualified by the Disclosure Schedule), and (ii) the representations, warranties, covenants, and agreements set forth in any Ancillary Agreement.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE VII

PRE-CLOSING COVENANTS

Section 7.1 Conduct of Business Prior to Closing.

From the Effective Date until the earlier of the Closing or the termination of this Agreement, except (i) as required by Law, (ii) as expressly required or permitted by this Agreement, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed), the Company shall and the Sellers shall cause the Company to conduct the Business in the ordinary course consistent with past practice and to use commercially reasonable efforts to (a) preserve substantially intact the Business and the Company’s relationships with employees, Loan Officers, customers, regulators, warehouse lenders, investors, and other Persons having material business relationships with the Company, and (b) maintain in full force and effect all material Permits and insurance policies.

Without limiting the generality of the foregoing, prior to the Closing, except with the prior written consent of Buyer, the Company shall not and the Sellers shall cause the Company not to:

(a)	amend its certificate of incorporation, bylaws, or other organizational documents;

(b)	issue, sell, pledge, dispose of, or encumber any equity interest, or grant any option, warrant, or other right to acquire any equity interest;

(c)	declare, set aside, or pay any dividend or other distribution (other than ordinary course tax distributions to the Sellers consistent with past practice and disclosed in the Disclosure Schedule);

(d)	incur any Indebtedness, other than borrowings under existing Warehouse Lines in the ordinary course of business;

(e)	sell, lease, license, transfer, or otherwise dispose of any material assets, other than in the ordinary course of business;

(f)	acquire any business or material assets of any other Person;

(g)	make any material change to its accounting methods, principles, or practices, except as required by GAAP or applicable Law;

(h)	make, change, or revoke any material Tax election, file any amended Tax Return, or settle any material Tax claim;

(i)	increase the compensation or benefits of any employee, officer, director, or independent contractor outside the ordinary course of business consistent with past practice, or enter into or amend any employment, severance, or change-in-control agreement;

(j)	enter into, materially amend, or terminate any material contract, other than in the ordinary course of business;

(k)	commence, settle, or compromise any material action, suit, proceeding, or claim; or

(l)	agree, commit, or resolve to do any of the foregoing.

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 7.2 Access to Information.

From the Effective Date until the earlier of the Closing or the termination of this Agreement, the Sellers and the Company shall, and the Sellers shall cause the Company to, afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the Company’s offices, properties, books, records, contracts, and personnel, and shall furnish Buyer with such financial, operating, regulatory, and other data and information as Buyer may reasonably request, in each case for purposes of completing due diligence, preparing for the Closing, integration planning, and complying with applicable Law (including Buyer’s obligations under federal securities laws). Such access shall not unreasonably interfere with the operation of the Business.

Section 7.3 Exclusivity.

From the Effective Date until the earlier of (i) the Closing, (ii) the termination of this Agreement in accordance with Article X, or (iii) the date that is forty-five (45) days following the Effective Date if the Closing has not theretofore occurred (as such period may be extended by mutual written agreement of the Parties), no Seller shall, and the Sellers shall cause the Company and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, encourage, or facilitate any inquiry, indication of interest, proposal, or offer from any Person (other than Buyer and its Representatives) relating to any acquisition, merger, consolidation, recapitalization, sale of all or substantially all assets, sale of equity interests, or similar transaction involving the Company (an “Alternative Transaction”); (b) participate in any discussions or negotiations regarding any Alternative Transaction; (c) furnish any non-public information regarding the Company to any third party in connection with any Alternative Transaction; or (d) enter into any agreement, arrangement, or understanding regarding any Alternative Transaction. The Sellers and the Company shall, and the Sellers shall cause the Company and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any third party with respect to any Alternative Transaction.

Section 7.4 Reasonable Best Efforts; Regulatory Approvals.

Each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable all required notifications, applications, and filings with Governmental Authorities (including any state mortgage regulators and the NMLS) and obtaining all required Permits, consents, approvals, and authorizations, (ii) responding promptly to any inquiries, requests, or comments from any Governmental Authority, and (iii) taking such other actions as may be reasonably requested by the other Party. The Parties shall cooperate in good faith in connection with all such filings, communications, and approvals. Each Party shall promptly notify the other Party of any material communication received from any Governmental Authority and shall provide the other Party with a reasonable opportunity to review and comment on any material written communication to any Governmental Authority.

Section 7.5 Notification of Certain Matters.

From the Effective Date until the Closing, each Party shall promptly notify the other Party in writing of (i) any event, circumstance, or development that has caused or is reasonably likely to cause any of its representations and warranties to be untrue or incorrect in any material respect at the Closing, (ii) any material breach by it of any of its covenants or agreements contained herein, or (iii) the receipt of any written notice or other communication from any Governmental Authority or other Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, or asserting that the transactions contemplated hereby may violate any Law.

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 7.6 Confidentiality; Public Announcements.

(a) The Parties shall continue to be bound by the confidentiality obligations set forth in Section 10 of the MOU until the Closing, at which time such obligations shall terminate (provided that the Sellers shall remain bound by the confidentiality obligations set forth in Article XI hereof and any Ancillary Agreement). (b) Subject to the requirements of applicable Law (including the federal securities Laws applicable to Buyer as a public company), neither Party shall issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed). The Parties acknowledge that Buyer shall be entitled to make such public disclosures (including filings with the SEC and any required Form 8-K, Form 10-Q, or Form 10-K disclosure) as Buyer’s legal counsel determines are required or advisable under applicable securities Laws and stock exchange listing rules, and the Sellers shall reasonably cooperate with respect to the timing and content of any such disclosure.

Section 7.7 Pre-Closing Debt Payoff; Debt-Free Closing.

From the Effective Date through the Closing, the Sellers shall, and shall cause the Company to, take all such actions as are necessary to ensure that, immediately prior to and as of the Closing, all Closing Debt has been fully paid off, satisfied, released, or discharged. Without limiting the foregoing:

(a)	the Sellers shall use their reasonable best efforts to obtain, no later than three (3) Business Days prior to the Closing, customary payoff letters from each holder of any Closing Debt, in form and substance reasonably satisfactory to Buyer, setting forth (i) the aggregate amount required to be paid as of the Closing Date to fully discharge such Closing Debt, and (ii) the lender’s agreement, upon receipt of such payoff amount, to release all Liens, deliver UCC-3 termination statements, and return any pledged collateral or instruments;

(b)	the Sellers shall provide Buyer with a written calculation of the estimated Closing Debt at least five (5) Business Days prior to the Closing, together with reasonable supporting documentation, and shall update such calculation as needed to reflect actual amounts as of the Closing;

(c)	the Sellers shall be solely responsible for, and shall cause to be paid at or prior to the Closing, all Closing Debt, all transaction expenses of the Sellers and the Company, and all amounts owed to Affiliates of the Sellers; in no event shall any Closing Debt or such transaction expenses be an obligation of the Company from and after the Closing or be deducted from the Stock Consideration; and

(d)	for the avoidance of doubt, ordinary course Warehouse Line borrowings used to fund pipeline loans (and identified on Schedule 1.1(a)) are not required to be paid off at Closing and shall remain outstanding in the ordinary course of business.

Section 7.8 Pre-Closing Loan Officer Engagement and Key Personnel Continuity.

(a) From the Effective Date through the Closing, the Sellers shall use their reasonable best efforts to (i) maintain the active employment or engagement of all Loan Officers and Key Personnel, (ii) preserve the Company’s relationships with its Loan Officers, Key Personnel, customers, referral sources, real estate agents, builders, and warehouse lenders, and (iii) communicate the transaction to Loan Officers and Key Personnel in a manner reasonably designed to encourage continued employment with the Company following the Closing, in coordination with Buyer.

(b) The Sellers shall promptly notify Buyer in writing if any Loan Officer or Key Personnel provides notice of an intent to terminate his or her employment or engagement, and shall promptly take, in coordination with Buyer, such reasonable steps as may be appropriate to retain such individual.

(c) The Sellers shall reasonably cooperate with Buyer in the preparation, finalization, and offering of retention or employment agreements (and any related compensation arrangements) for Key Personnel and Loan Officers to be effective at or shortly following the Closing, on terms and conditions to be mutually agreed by Buyer and the Sellers.

Section 7.9 Section 16 / Beneficial Ownership Filings.

To the extent that any Seller becomes the beneficial owner of more than five percent (5%) of the outstanding common stock of Buyer as a result of the issuance of the Stock Consideration, such Seller shall be solely responsible for compliance with any reporting obligations of such Seller under Section 13 of the Exchange Act, including any required filings on Schedule 13D or Schedule 13G. Buyer shall reasonably cooperate with the Sellers in connection with such filings.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by both Buyer and the Sellers) at or prior to the Closing of each of the following conditions:

(a)	no Order issued by any Governmental Authority of competent jurisdiction shall be in effect that prevents, restrains, enjoins, or prohibits the consummation of the transactions contemplated hereby, and no Law shall have been enacted or promulgated that makes the consummation of such transactions illegal; and

(b)	all required Permits, consents, and approvals from Governmental Authorities (including any required state mortgage regulator and NMLS approvals or notice filings) shall have been obtained and shall be in full force and effect.

Section 8.2 Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

(a)	Representations and Warranties. (i) The representations and warranties of the Sellers and the Company set forth in Sections 5.1 (Organization), 5.2 (Authority; Enforceability), 5.3 (Capitalization; Title to Shares), and 5.19 (Brokers) (collectively, the “Fundamental Representations”) shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though made on the Closing Date; and (ii) all other representations and warranties of the Sellers and the Company set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to materiality or Material Adverse Effect) as of the Effective Date and as of the Closing Date as though made on the Closing Date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, result in a Material Adverse Effect;

(b)	Covenants. The Sellers and the Company shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)	Sellers’ Bring-Down Certificate. Buyer shall have received a certificate, dated as of the Closing Date, executed by each Seller and a duly authorized officer of the Company, certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(d)	No Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred and be continuing;

(e)	Closing Deliverables. The Sellers shall have delivered, or caused to be delivered, to Buyer all of the items required to be delivered pursuant to Section 4.2;

Stock Purchase Agreement — Linkhome / Mortgage One Group

(f)	Due Diligence. Buyer shall have completed, to its reasonable satisfaction, its financial, legal, regulatory, operational, and human capital due diligence with respect to the Company; provided that this condition shall be deemed satisfied unless Buyer notifies the Sellers in writing of unsatisfactory due diligence findings within sixty (60) days after the Effective Date or such other period as the Parties may agree;

(g)	Resignation of Directors and Officers. Buyer shall have received the written resignations of each director and officer of the Company designated by Buyer pursuant to Section 4.2(b);

(h)	Debt-Free Closing. The Sellers shall have caused all Closing Debt to be fully paid off, satisfied, released, or discharged immediately prior to the Closing, and shall have delivered to Buyer (i) customary payoff letters and lien releases from each holder of Closing Debt, (ii) UCC-3 termination statements (or other evidence of release of Liens) reasonably satisfactory to Buyer, and (iii) a certificate of the Sellers, dated as of the Closing Date, certifying that, as of immediately prior to the Closing, the Company has no Indebtedness or other liabilities other than (A) ordinary course Warehouse Line borrowings identified on Schedule 1.1(a), and (B) liabilities incurred in the ordinary course of business consistent with past practice and disclosed on the Disclosure Schedule;

(i)	Loan Officer Continuity at Closing. As of the Closing Date, no more than ten percent (10%) of the Loan Officers employed or engaged by the Company as of the Effective Date shall have terminated, or given written notice of intent to terminate, their employment or engagement;

(j)	Key Personnel Retention. Each individual identified as Key Personnel on Schedule 1.1(b) shall remain actively employed by or engaged as an independent contractor of the Company as of the Closing Date, shall not have given written notice of an intent to terminate his or her employment or engagement, and (to the extent identified by Buyer in writing prior to the Closing) shall have executed and delivered to Buyer a retention agreement, employment agreement, or independent contractor agreement on terms reasonably acceptable to Buyer;

(k)	Financial Statements; No Material Adverse Change. (i) The Sellers shall have delivered to Buyer (A) the Financial Statements, and (B) an unaudited balance sheet and income statement of the Company as of and for the most recent calendar month ended at least fifteen (15) days prior to the Closing Date (the “Pre-Closing Financial Statements”), in each case prepared in a manner consistent with past practice; (ii) such Financial Statements and Pre-Closing Financial Statements shall be reasonably satisfactory to Buyer; and (iii) since the date of the most recent balance sheet so delivered, no Material Adverse Effect shall have occurred and be continuing; and

(l)	Lien Releases. The Sellers shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the release of all Liens on the Shares and on the assets of the Company (other than Permitted Liens).

Section 8.3 Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by the Sellers) at or prior to the Closing of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though made on the Closing Date;

(b)	Covenants. Buyer shall have performed in all material respects all covenants and agreements required to be performed by Buyer under this Agreement at or prior to the Closing;

(c)	Buyer’s Bring-Down Certificate. The Sellers shall have received a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied; and

(d)	Closing Deliverables. Buyer shall have delivered, or caused to be delivered, to the Sellers all of the items required to be delivered pursuant to Section 4.3.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.

(a) The representations and warranties of the Sellers and the Company contained in this Agreement shall survive the Closing for twenty-four (24) months following the Closing Date; provided, that (i) the Fundamental Representations and the representations and warranties in Section 5.12 (Taxes), Section 5.21 (No Debt; No Material Liabilities; No Material Litigation), and Section 5.22 (Disclosed EDD Matter) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) any representation or warranty in respect of which an indemnification claim has been delivered in writing prior to expiration of the applicable survival period shall continue solely with respect to such claim until finally resolved. (b) The covenants and agreements of the Sellers and the Company shall survive the Closing in accordance with their terms or, if no specified term, indefinitely. (c) The representations and warranties of Buyer shall not survive the Closing; covenants and agreements of Buyer shall survive in accordance with their terms.

Section 9.2 Indemnification by the Sellers.

From and after the Closing, subject to the limitations set forth in this Article IX, the Sellers, jointly and severally (other than with respect to breaches of representations or warranties made by an individual Seller solely with respect to such Seller, which shall be several and not joint), shall indemnify, defend, and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party arising out of or resulting from:

(a)	any breach of, or inaccuracy in, any representation or warranty of the Sellers or the Company contained in this Agreement or in any certificate delivered by the Sellers or the Company pursuant hereto;

(b)	any breach or non-fulfillment of any covenant or agreement of any Seller or the Company contained in this Agreement;

(c)	Closing Debt and Undisclosed Indebtedness. any Closing Debt that was not paid off in full at or prior to the Closing, and any Indebtedness of the Company that was outstanding as of the Closing and not expressly disclosed on Schedule 5.21(a) or Schedule 1.1(a);

(d)	Pre-Closing and Pre-Cut-Off Liabilities. (i) any liability or obligation of the Company (whether known or unknown, absolute, accrued, contingent, or otherwise) arising out of or relating to facts, events, conduct, or circumstances occurring or existing on or prior to the Closing Date, to the extent such liability or obligation is not (A) reflected or expressly reserved against in the most recent balance sheet included in the Financial Statements (or the Pre-Closing Financial Statements), or (B) incurred in the ordinary course of business consistent with past practice after the date of such balance sheet and not material in amount; and (ii) any Pre-Cut-Off Liability (as defined in Section 4.6(b)) that has not been paid by the Sellers on or prior to the Cut-Off Time and that is not otherwise reimbursed pursuant to Section 4.6(c);

Stock Purchase Agreement — Linkhome / Mortgage One Group

(e)	Legal, Regulatory, and Compliance Matters. any Losses arising out of or relating to (i) any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against the Company on or prior to the Closing Date (whether or not disclosed on the Disclosure Schedule), (ii) any violation by the Company of any Law (including any consumer-protection, fair-lending, mortgage-licensing, anti-money-laundering, data-privacy, or employment Law) on or prior to the Closing Date, (iii) any repurchase, indemnification, make-whole, early-payment-default, or similar obligation with respect to any loan originated, processed, underwritten, sold, or serviced by the Company on or prior to the Closing Date, and (iv) any claim by any consumer, borrower, regulator, investor, warehouse lender, or other counterparty relating to a residential mortgage loan originated, processed, underwritten, sold, or serviced by the Company on or prior to the Closing Date;

(f)	any Tax of the Company with respect to any Pre-Closing Tax Period (other than any Tax accrued as a current liability on the most recent balance sheet included in the Financial Statements);

(g)	any claim by any Person to be the holder of, or to have rights in or to, any equity interest in the Company immediately prior to the Closing other than the Sellers;

(h)	any matter set forth on Schedule 9.2(h) (Special Indemnity Matters), if any; and

(i)	Disclosed EDD Matter — Historical Liability. any EDD Resolution Amount payable in connection with the Disclosed EDD Matter (as defined in Section 5.22), and any direct out-of-pocket Loss incurred by a Buyer Indemnified Party that is directly attributable to facts or conduct giving rise to the Disclosed EDD Matter and that occurred on or prior to the Closing Date. For clarity, this clause (i) does not cover Buyer’s or the Company’s own legal, regulatory, advisory, or operating costs incurred in monitoring, disclosing, or otherwise responding to the Disclosed EDD Matter after the Closing, except to the extent those costs are part of an EDD Resolution Amount.

Section 9.3 Limitations.

(a) Deductible.

Except in the case of (i) breaches of Fundamental Representations, (ii) breaches of Section 5.12 (Taxes) or Section 5.21 (No Debt; No Material Liabilities; No Material Litigation), (iii) fraud or intentional misrepresentation, or (iv) Sections 9.2(b) through (i), the Sellers shall not be liable for any Losses indemnifiable under Section 9.2(a) until the aggregate amount of all such Losses exceeds Fifty Thousand Dollars ($50,000) (the “Deductible”), at which point the Sellers shall be liable for all Losses in excess of the Deductible.

(b) Cap.

Except in the case of (i) breaches of Fundamental Representations, (ii) breaches of Section 5.12 (Taxes) or Section 5.21 (No Debt; No Material Liabilities; No Material Litigation), (iii) fraud or intentional misrepresentation, or (iv) indemnification claims under Sections 9.2(c) (Closing Debt and Undisclosed Indebtedness), 9.2(d) (Pre-Closing and Pre-Cut-Off Liabilities), or 9.2(e) (Legal, Regulatory, and Compliance Matters), the aggregate liability of the Sellers under Section 9.2(a) shall not exceed an amount equal to fifteen percent (15%) of the value of the Stock Consideration (calculated based on the volume-weighted average price of Buyer’s common stock for the ten (10) trading days ending on the trading day immediately preceding the Closing Date) (the “Cap”). The aggregate liability of the Sellers under Section 9.2, other than for fraud or gross negligence, shall in no event exceed the aggregate Purchase Price actually received by the Sellers.

Stock Purchase Agreement — Linkhome / Mortgage One Group

(c) EDD Sub-Cap.

Notwithstanding subsection (b), the aggregate liability of the Sellers under Section 9.2(i) (Disclosed EDD Matter — Historical Liability) shall not exceed twenty-five percent (25%) of the value of the Stock Consideration (calculated as in subsection (b)) (the “EDD Sub-Cap”), and is in addition to (and not part of) the Cap.

(d) Mitigation; Insurance and Tax Benefits.

The Buyer Indemnified Parties shall use commercially reasonable efforts to mitigate any Loss for which they seek indemnification. The amount of any Loss for which indemnification is provided under this Article IX shall be reduced by the amount of any insurance proceeds and any third-party recoveries actually received by the Buyer Indemnified Parties in respect of such Loss, net of any costs of recovery.

(e) No Duplication.

No Buyer Indemnified Party shall be entitled to duplicate recovery for the same Loss under this Agreement.

Section 9.4 Indemnification Procedures.

(a) Promptly after a Buyer Indemnified Party becomes aware of a claim for indemnification hereunder, such Buyer Indemnified Party shall deliver to the Sellers (in such capacity, the “Indemnifying Party”) a written notice describing in reasonable detail the facts giving rise to the claim and, to the extent then known, the amount of Losses claimed. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent such Indemnifying Party is actually prejudiced thereby. (b) With respect to any third-party claim, the Indemnifying Party shall have the right to assume and control the defense of such claim with counsel reasonably acceptable to the Buyer Indemnified Party, provided that the Indemnifying Party acknowledges in writing its indemnification obligation in respect of such claim. The Buyer Indemnified Party shall reasonably cooperate in such defense. The Indemnifying Party shall not settle any third-party claim without the Buyer Indemnified Party’s prior written consent (not to be unreasonably withheld) unless such settlement involves only the payment of money damages that are fully indemnified by the Indemnifying Party and includes an unconditional release of the Buyer Indemnified Party.

Section 9.5 Right of Setoff.

Without limiting any other rights or remedies of any Buyer Indemnified Party, Buyer shall be entitled to set off any amount finally determined to be owed by any Seller to any Buyer Indemnified Party under this Article IX against any amount otherwise payable by Buyer to such Seller hereunder, including any unpaid Earnout and any unpaid Consulting Compensation. The exercise of such right of setoff in good faith shall not constitute a default by Buyer of this Agreement or any Consulting Agreement.

Section 9.6 Tax Treatment of Indemnification Payments.

The Parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law.

Section 9.7 Exclusive Remedy.

Except (i) in the case of fraud, gross negligence, or intentional misrepresentation, (ii) for claims for specific performance, injunctive, or other equitable relief, and (iii) for claims under any Ancillary Agreement (which shall be governed by the terms thereof), the indemnification rights set forth in this Article IX shall constitute the sole and exclusive remedy of Buyer for monetary damages with respect to any breach of this Agreement by the Sellers or the Company following the Closing.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE X

TERMINATION

Section 10.1 Termination Events.

This Agreement may be terminated before the Closing:

(a)	by mutual written consent of Buyer and the Sellers;

(b)	by Buyer or the Sellers, by written notice, if the Closing has not occurred by July 31, 2026 (the “Outside Date”); provided, that this right is not available to any Party whose breach is the principal cause of the failure to close. The Parties may extend the Outside Date by mutual written agreement;

(c)	by Buyer, by written notice, if any Seller or the Company has breached this Agreement in a manner that would cause a failure of any condition in Section 8.2, and such breach is not cured within thirty (30) days after Buyer’s notice (or, if earlier, the Outside Date);

(d)	by the Sellers, by written notice, if Buyer has breached this Agreement in a manner that would cause a failure of any condition in Section 8.3, and such breach is not cured within thirty (30) days after the Sellers’ notice (or, if earlier, the Outside Date); or

(e)	by either Buyer or the Sellers, by written notice, if a Governmental Authority issues a final, non-appealable Order permanently prohibiting the Acquisition.

Section 10.2 Effect of Termination.

On termination under Section 10.1, this Agreement becomes void with no liability, except that (i) Section 7.6 (Confidentiality; Public Announcements), this Article X, and Article XVI (General Provisions) survive, and (ii) no termination relieves any Party from liability for willful and material breach or fraud occurring prior to termination.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE XI

RESTRICTIVE COVENANTS

Section 11.1 Acknowledgments.

Each Seller acknowledges that (i) Buyer is acquiring substantial goodwill of the Company and the Business in connection with the transactions contemplated by this Agreement, (ii) the covenants set forth in this Article XI are reasonable and necessary to protect the legitimate business interests of Buyer and the goodwill being acquired hereunder, and (iii) such covenants are an inducement to, and a material condition of, Buyer’s willingness to enter into this Agreement and to pay the Purchase Price. The Parties intend that the covenants set forth in this Article XI be enforceable as covenants ancillary to the sale of the goodwill of the Company under California Business and Professions Code Section 16601 and any successor provision.

Section 11.2 Non-Competition.

During the Restricted Period, each Seller shall not, and shall cause its respective Affiliates not to, directly or indirectly, anywhere in the United States, engage in, own, manage, operate, control, finance, or participate in the ownership, management, operation, control, or financing of, or be employed by or render services to, any Person that competes with the Business as conducted by the Company on the Closing Date or as expanded by Buyer during the Restricted Period (a “Competing Business”); provided, that the foregoing shall not prohibit (i) any Seller’s ownership of less than two percent (2%) of the outstanding equity securities of any publicly traded company, (ii) any Seller’s employment by or engagement with Buyer or its Affiliates (including the Company), or (iii) post-employment activities expressly permitted by California Business and Professions Code Section 16601 or other applicable Law.

Section 11.3 Non-Solicitation of Employees.

During the Restricted Period, each Seller shall not, and shall cause its respective Affiliates not to, directly or indirectly, (a) solicit for employment or engagement, hire, or engage as an independent contractor, any individual who is, or who within the twelve (12) months prior thereto was, an employee, Loan Officer, or independent contractor of Buyer or any of its Affiliates (including the Company), or (b) induce or attempt to induce any such Person to terminate his or her employment or engagement with Buyer or any of its Affiliates; provided, that the foregoing shall not prohibit general solicitations not specifically directed at any such Person (including general advertisements and recruiting through search firms not directed at any such Person).

Section 11.4 Non-Solicitation of Customers.

During the Restricted Period, each Seller shall not, and shall cause its respective Affiliates not to, directly or indirectly, solicit, divert, or take away the business of any customer, referral source, real estate agent, broker, builder, or warehouse lender of Buyer or any of its Affiliates (including the Company) for the purpose of providing products or services that compete with the Business.

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 11.5 Confidentiality.

From and after the Closing, each Seller shall, and shall cause its respective Affiliates and Representatives to, maintain the confidentiality of all non-public, proprietary, or confidential information regarding Buyer, the Company, the Business, and their respective Affiliates (including customer lists, pricing information, business plans, financial information, trade secrets, technology, and personally identifiable information) (collectively, “Confidential Information”), and shall not use or disclose any such Confidential Information for any purpose, except (i) as required by applicable Law (in which case the disclosing Seller shall, to the extent legally permitted, provide Buyer with reasonable advance notice of such required disclosure to enable Buyer to seek a protective order), or (ii) to the extent such information becomes generally known or available to the public other than as a result of a breach of this Section 11.5. The obligations of this Section 11.5 shall survive indefinitely.

Section 11.6 Non-Disparagement.

From and after the Closing, no Seller shall, and the Sellers shall cause their respective Affiliates not to, make any disparaging or defamatory statement, whether oral or written, regarding Buyer, the Company, the Business, or any of their respective Affiliates, directors, officers, or employees. Buyer shall instruct its directors and executive officers not to make any disparaging or defamatory statement regarding any Seller. Nothing in this Section 11.6 shall prohibit any Person from making truthful statements as required by Law or in connection with any legal proceeding.

Section 11.7 Equitable Relief; Reformation.

Each Seller acknowledges that any breach of this Article XI would cause Buyer irreparable harm for which monetary damages would not be an adequate remedy, and that Buyer shall be entitled to seek injunctive or other equitable relief (without the necessity of posting a bond or proving actual damages) in addition to any other remedy available at law. If any provision of this Article XI is held by a court or arbitrator to be unenforceable as drafted, such court or arbitrator shall reform such provision (including by reducing the duration, geographic scope, or scope of activity) to the maximum extent enforceable under applicable Law and shall enforce such provision as so reformed.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE XII

SECURITIES ACT MATTERS; INVESTMENT REPRESENTATIONS

Each Seller, severally and not jointly, hereby represents, warrants, covenants, and acknowledges to Buyer, as of the Effective Date and as of the Closing Date, as follows:

Section 12.1 Investment Intent.

Such Seller is acquiring the Stock Consideration for such Seller’s own account, for investment purposes only, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Such Seller has no present intention of selling, granting any participation in, or otherwise distributing any of the Stock Consideration in violation of the Securities Act or any applicable state securities Law.

Section 12.2 Accredited Investor; Sophistication.

Such Seller (i) is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Stock Consideration; (iii) is able to bear the economic risk of such investment, including a complete loss thereof; and (iv) has been afforded an opportunity to ask questions of, and receive answers from, Buyer’s management concerning Buyer and the terms and conditions of the Stock Consideration, and has reviewed Buyer’s SEC Reports.

Section 12.3 Restricted Securities.

Such Seller acknowledges and agrees that (i) the Stock Consideration constitutes “restricted securities” within the meaning of Rule 144 and has not been registered under the Securities Act or under any state securities Law in reliance upon exemptions from registration, (ii) the Stock Consideration may not be sold, transferred, pledged, hypothecated, or otherwise disposed of unless such transaction is registered under the Securities Act and applicable state securities Laws or is exempt from such registration requirements, and (iii) Buyer is under no obligation to register the Stock Consideration or to take any action to make any exemption from registration (including Rule 144) available with respect to the Stock Consideration.

Section 12.4 Legend.

Each book-entry position or certificate evidencing the Stock Consideration shall bear a legend substantially in the following form (in addition to any legend required by applicable state securities Law):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED ABSENT (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. IN ADDITION, THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER, INCLUDING A LOCK-UP PERIOD, SET FORTH IN A STOCK PURCHASE AGREEMENT DATED [●], 2026, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.”

Section 12.5 Lock-Up.

Such Seller agrees to be bound by the Lock-Up Period restrictions set forth in Section 3.1(a) and acknowledges that such restrictions may be enforced through stop-transfer instructions to Buyer’s transfer agent.

Section 12.6 Removal of Legend.

Buyer shall, at the request of any Seller and at Buyer’s expense, cause its transfer agent to remove the restrictive legend set forth in Section 12.4 in connection with any sale or transfer of the Stock Consideration that is registered under the Securities Act or made in compliance with Rule 144 (or another available exemption from registration), upon receipt by Buyer of customary documentation reasonably required by the transfer agent and Buyer’s counsel, which may include a customary representation letter and, if reasonably required, an opinion of counsel.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE XIII

EARNOUT

Section 13.1 Earnout Calculation.

As additional consideration for the Shares, the Sellers shall be entitled to receive an aggregate Earnout, calculated as follows:

(a)	Rate. The Earnout shall be calculated at a rate of twenty-five (25) basis points (0.25%) on Funded Loan Volume during the Earnout Period.

(b)	Cap. The aggregate Earnout payable to the Sellers shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) (i.e., the Earnout Cap).

(c)	Earnout Period. The Earnout shall be calculated and payable with respect to Funded Loan Volume during the Earnout Period only.

(d)	Termination. Buyer’s obligation to pay further Earnout amounts shall terminate automatically on the earlier of (i) the date aggregate Earnout payments equal the Earnout Cap or (ii) expiration of the Earnout Period.

(e)	Continued Transition Support. The Sellers’ entitlement to receive any Earnout payment is subject to the Sellers’ continued and substantial compliance with their transition support, LO retention, and LO recruiting obligations under Article XIV and the Consulting Agreements.

Section 13.2 Reporting and Payment.

(a) Within thirty (30) days after the end of each calendar month during the Earnout Period, Buyer shall deliver to the Sellers a written report (the “Earnout Report”) setting forth (i) the Funded Loan Volume for such month, (ii) a list of the Loan Officers whose loan production was included (distinguishing between Loan Officers employed at Closing and Loan Officers subsequently recruited by such existing team members), (iii) the Earnout amount earned for such month, and (iv) the aggregate Earnout earned and paid to date. (b) Buyer shall pay the Earnout amount shown on each Earnout Report (subject to the Earnout Cap and any setoff permitted under Section 9.5) concurrently with delivery of the Earnout Report, by wire transfer of immediately available funds, allocated as set forth on the Allocation Schedule.

Section 13.3 Audit Rights.

The Sellers may, at their own expense (except as provided below), audit Buyer’s books and records relating to the calculation of Funded Loan Volume and the Earnout, no more than once per calendar year, upon ten (10) Business Days’ prior written notice and during normal business hours. If any audit reveals an Earnout underpayment exceeding five percent (5%) for the period audited, Buyer shall (i) promptly pay the underpaid amount with interest at five percent (5%) per annum from the original due date and (ii) reimburse the Sellers for the reasonable out-of-pocket costs of the audit.

Section 13.4 Conduct During Earnout Period.

During the Earnout Period, Buyer shall (a) maintain books and records sufficient to permit calculation of the Earnout, (b) act in good faith and not take any action with the primary purpose of frustrating or reducing the Sellers’ ability to earn the Earnout, and (c) not engage in any restructuring or transfer of the Business with the primary purpose of avoiding or reducing the Earnout. Buyer otherwise retains discretion to operate the Business as it deems appropriate (including employment, compensation, marketing, capital, and strategic decisions). The Sellers acknowledge there is no implied covenant to maximize Funded Loan Volume, and Buyer has no obligation to achieve any particular level of Funded Loan Volume.

Section 13.5 Acceleration Upon Change of Control.

If, during the Earnout Period, Buyer (i) consummates a transaction resulting in any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Buyer’s controlling shareholder(s) as of the Closing Date, beneficially owning more than fifty percent (50%) of Buyer’s outstanding voting securities, or (ii) sells all or substantially all of the assets of the Company or the Business to an unaffiliated third party (each, an “Acceleration Event”), Buyer shall cause the successor or transferee to assume Buyer’s obligations under this Article XIII (and, where applicable, Article XIV) for the remainder of the Earnout Period. If the successor or transferee does not so assume in writing, the unpaid balance of the Earnout Cap (less aggregate Earnout previously paid) shall become immediately due and payable on the Acceleration Event.

Section 13.6 Nature of Earnout.

The right to receive any Earnout payment (i) is a contractual right to a contingent payment of Purchase Price, (ii) does not constitute an equity interest or security, and (iii) shall not bear interest (except as provided in Section 13.3). The right is not transferable other than by will or intestate succession, except with Buyer’s prior written consent.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE XIV

POST-CLOSING OPERATIONAL COVENANTS

The Parties acknowledge that the Parties’ intention with respect to the Acquisition is for Buyer to acquire (i) the Company’s Loan Officer team and production capacity, (ii) the Company’s mortgage lending Permits and licensing footprint (and the platform for expansion thereof), and (iii) access to working-capital financing through Warehouse Lines, in each case free of pre-existing Indebtedness and undisclosed liabilities. The covenants in this Article XIV are intended to give effect to that intention. The Parties shall cooperate in good faith to achieve the operational milestones set forth herein.

Section 14.1 Buyer Covenants — Loan Officer Retention and Compensation.

(a) Retention and Employment Agreements.

Within thirty (30) days following the Closing Date (or such longer period as the Parties may mutually agree, but in any event no later than ninety (90) days following the Closing Date), Buyer shall offer to each member of the Key Personnel and to each Loan Officer who continues to be employed by or engaged as an independent contractor of the Company at such time a retention agreement, employment agreement, or independent contractor agreement (each, a “Retention Agreement”) on terms reasonably designed to incentivize continued employment or engagement during, at minimum, the Transition Period. The Sellers shall reasonably cooperate in the design and implementation of the Retention Agreements.

(b) Competitive Compensation Structure.

During the Transition Period, Buyer shall maintain (or cause the Company to maintain) a compensation structure for the Loan Officer team that, taken as a whole, is reasonably competitive with prevailing market practice for similarly situated mortgage origination businesses and is no less favorable in the aggregate than the compensation structure in effect immediately prior to the Closing, except for changes (i) reasonably required by Law (including by federal or state mortgage compensation rules), (ii) made in response to material changes in market conditions, or (iii) otherwise mutually agreed by Buyer and the Sellers in good faith.

(c) Continued Employment of Key Personnel.

During the Transition Period, Buyer shall not terminate the employment or engagement of any member of the Key Personnel other than for Cause (as defined in such individual’s applicable employment, engagement, or Retention Agreement) or for documented performance, regulatory, or compliance reasons. Nothing in this Section 14.1(c) shall limit any individual’s right to terminate his or her own employment or engagement.

Section 14.2 Buyer Covenants — Warehouse Line Capacity.

Buyer shall use its commercially reasonable efforts to cause the Company (or, as applicable, its Affiliated business unit operating the Business) to establish, by the second (2nd) anniversary of the Closing Date, aggregate Warehouse Line capacity of at least the Target Warehouse Capacity (i.e., $50,000,000), through one or more Warehouse Line agreements with creditworthy warehouse lenders. Buyer shall keep the Sellers reasonably informed of progress toward the Target Warehouse Capacity, and the Sellers shall reasonably cooperate in introductions to warehouse lenders, the preparation of due diligence materials, and the negotiation of warehouse facilities.

Section 14.3 Buyer Covenants — State Licensing Expansion.

(a) Expansion Plan.

Following the Closing, Buyer shall use its commercially reasonable efforts to cause the Company (or, as applicable, its Affiliated business unit operating the Business) to obtain, expand, and maintain mortgage lender, mortgage broker, mortgage banker, and/or mortgage loan originator licenses and authorizations (collectively, “State Licenses”) in the Target States (i.e., no fewer than forty (40) U.S. states), with the goal of achieving such licensing footprint within the Transition Period.

(b) Buyer to Bear Licensing Costs.

All application fees, regulatory fees, surety bond premiums, NMLS fees, examination fees, attorneys’ fees and other legal costs, and other out-of-pocket costs and expenses incurred in connection with the application for, obtaining, maintenance of, and renewal of the State Licenses (including any State Licenses obtained in connection with the expansion to the Target States) shall be borne exclusively by Buyer.

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 14.4 Seller Covenants — Transition Support, LO Retention, and Recruiting.

During the Transition Period, the Sellers (and each of Jun Choi and Richard Tak personally), in addition to the obligations set forth in their respective Consulting Agreements, shall:

(a)	use their commercially reasonable efforts to retain the Loan Officers and Key Personnel employed by or engaged as independent contractors of the Company, including by participating in retention discussions, communicating the strategic plan, and addressing concerns of such individuals;

(b)	use their commercially reasonable efforts to recruit additional licensed Loan Officers to the Company, with the shared goal of achieving the Target LO Count (i.e., fifty (50) active Loan Officers) within the Transition Period;

(c)	actively assist Buyer in the application for, and obtaining of, State Licenses in the Target States, including by signing officer applications and disclosures (in such Sellers’ capacity as principals or control persons, as required), responding to regulator inquiries, and providing such information and certifications as may reasonably be required by state mortgage regulators;

(d)	actively assist Buyer in obtaining and expanding Warehouse Line capacity (with the shared goal of achieving the Target Warehouse Capacity) by leveraging the Sellers’ existing relationships with warehouse lenders and providing such introductions and assistance as may reasonably be requested by Buyer;

(e)	support the integration of the Business into Buyer’s operations and the expansion of lending operations into new markets, including by providing operational know-how, customer-relationship transfers, training, and onboarding support; and

(f)	cooperate with Buyer in connection with all regulatory, licensing, and compliance matters affecting the Business.

Section 14.5 Operational Targets — Nature; No Specific Performance.

The operational targets in this Article XIV (including the Target Warehouse Capacity, the Target States, and the Target LO Count) are aspirational benchmarks reflecting the Parties’ shared intent. Failure to achieve any target shall not by itself constitute a breach giving rise to monetary liability, provided each Party has used the level of efforts required under the applicable Section. However, the Sellers’ entitlement to the Earnout remains subject to the Sellers’ continued compliance with Section 14.4, and any willful and material failure by the Sellers to perform their Section 14.4 obligations may, at Buyer’s election, constitute a basis for suspending further Earnout accrual under Section 13.1(e).

Section 14.6 Reporting and Cooperation.

During the Transition Period, the Parties shall conduct a quarterly review meeting (in person, by videoconference, or by such other means as the Parties may agree) to discuss progress toward the operational targets set forth in this Article XIV, the status of Loan Officer retention and recruiting, the status of State License applications, and the status of Warehouse Line negotiations. Buyer shall provide the Sellers with reasonable visibility into the foregoing matters, and the Sellers shall provide Buyer with such information and assistance as may reasonably be requested in connection with the foregoing.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE XV

TAX MATTERS

Section 15.1 Tax Returns; Cooperation.

(a) The Sellers shall cause the Company to prepare and timely file all Tax Returns of the Company for taxable periods ending on or before the Closing Date that are due (taking into account valid extensions) on or before the Closing Date. Buyer shall prepare and file all other Tax Returns of the Company. (b) Tax Returns for any Pre-Closing Tax Period or Straddle Period filed by Buyer shall be prepared consistent with the Company’s past practice, except as otherwise required by Law. (c) The Parties shall reasonably cooperate on the filing of Tax Returns and any audit, examination, or proceeding.

Section 15.2 Transfer Taxes.

Any transfer, sales, use, stamp, documentary, recording, or similar Taxes (other than income or franchise Taxes) imposed in connection with the Acquisition (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by the Sellers. The Party required by Law to file a Tax Return for any Transfer Tax shall do so timely, with the other Party’s cooperation.

Section 15.3 Straddle Period.

For any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), Taxes allocable to the portion ending on the Closing Date shall be (i) for property and similar Taxes, the Straddle Period amount multiplied by a fraction (numerator: days through the Closing Date; denominator: total days), and (ii) for all other Taxes, determined as if the period ended on the Closing Date based on a closing of the Company’s books.

Section 15.4 Section 338(h)(10) / 336(e) Election.

If, after the Closing, Buyer requests that the Sellers join in a Section 338(h)(10) or 336(e) election (or any analogous state or local election), the Sellers shall reasonably consider the request in good faith. The Sellers are not obligated to join unless Buyer agrees to compensate them, on a gross-up basis, for any incremental Tax cost (relative to a non-election sale), in an amount mutually agreed in good faith.

Stock Purchase Agreement — Linkhome / Mortgage One Group

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Notices.

All notices under this Agreement shall be in writing and deemed given (i) on personal delivery, (ii) on confirmed email transmission, (iii) one (1) Business Day after dispatch by reputable overnight courier, or (iv) three (3) Business Days after deposit in U.S. certified mail, return receipt requested, in each case to the addresses on Schedule 16.1 (or such other address as a Party may designate by written notice).

Section 16.2 Governing Law.

This Agreement shall be governed by the laws of the State of California, without regard to its conflict-of-laws principles.

Section 16.3 Dispute Resolution; Arbitration.

(a) Except as provided in subsection (c), any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration in Los Angeles, California, before a single arbitrator administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitrator shall apply California substantive law. Judgment on the award may be entered in any court of competent jurisdiction. The Parties shall share equally the AAA and arbitrator fees, with each Party bearing its own attorneys’ fees, except that the arbitrator may award attorneys’ fees to the prevailing party. (b) The arbitration shall be confidential, except as required by Law. (c) Either Party may seek injunctive relief in any court of competent jurisdiction to enforce Article XI (Restrictive Covenants) or to preserve the status quo pending arbitration.

Section 16.4 Waiver of Jury Trial.

To the fullest extent permitted by Law, each Party irrevocably waives any right to a jury trial in any litigation arising out of this Agreement.

Section 16.5 Assignment.

No Party may assign this Agreement without the prior written consent of the other Parties; provided, that Buyer may assign its rights (but not its obligations) to (i) a wholly-owned Affiliate of Buyer or (ii) a successor by merger, consolidation, or sale of all or substantially all of its assets, without the Sellers’ consent. No assignment relieves Buyer of its obligations.

Section 16.6 No Third-Party Beneficiaries.

Except for the Buyer Indemnified Parties (with respect to Article IX), this Agreement is solely for the benefit of the Parties and their permitted assigns.

Section 16.7 Entire Agreement.

This Agreement (including the Disclosure Schedule, Schedules, and Exhibits), together with the Ancillary Agreements, constitutes the entire agreement of the Parties on its subject matter, and supersedes all prior understandings, including the MOU (except provisions that by their terms survive).

Stock Purchase Agreement — Linkhome / Mortgage One Group

Section 16.8 Amendment; Waiver.

This Agreement may be amended only by a written instrument signed by each Party. No waiver shall be effective unless in writing and signed by the waiving Party. No failure or delay in exercising any right shall operate as a waiver.

Section 16.9 Severability.

If any provision is held invalid or unenforceable, the remaining provisions shall remain in effect, and the Parties shall negotiate in good faith to replace the invalid provision with an enforceable one giving effect to their original intent.

Section 16.10 Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts, each of which is an original and which together constitute one instrument. Counterparts delivered by email (including .pdf or any signature compliant with the ESIGN Act) shall be valid and binding.

Section 16.11 Expenses.

Except as expressly provided otherwise, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the Acquisition.

Section 16.12 Specific Performance.

The Parties acknowledge that monetary damages would not be a sufficient remedy for any breach. In addition to any other remedy, the non-breaching Party may seek specific performance and other equitable relief without posting a bond or proving actual damages.

Section 16.13 Construction.

The Parties have participated jointly in drafting this Agreement, and no presumption shall arise favoring or disfavoring any Party based on authorship.

Section 16.14 Schedules and Exhibits.

The Schedules and Exhibits are incorporated by reference. Any matter disclosed in one section of the Disclosure Schedule is deemed disclosed in any other section to which its relevance is reasonably apparent on its face.

[SIGNATURE PAGE FOLLOWS]

Stock Purchase Agreement — Linkhome / Mortgage One Group

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed and delivered as of the Effective Date first written above.

BUYER:

LINKHOME HOLDINGS INC.

By:	/s/ Zhen (Bill) Qin
Name:	Zhen (Bill) Qin
Title:	Chief Executive Officer
Date:	5/8/2026

COMPANY:

CONSTANT INVESTMENTS, INC. d/b/a Mortgage One Group

By:	/s/ Jun Choi
Name:	Jun Choi
Title:	President
Date:	5/8/2026

SELLERS:

By:	/s/ Jun Choi
Name:	Jun Choi
Capacity:	Individually and as Shareholder of Constant Investments, Inc. d/b/a Mortgage One Group
Date:	5/8/2026

By:	/s/ Richard Tak
Name:	Richard Tak
Capacity:	Individually and as Shareholder of Constant Investments, Inc. d/b/a Mortgage One Group
Date:	5/8/2026

Stock Purchase Agreement — Linkhome / Mortgage One Group

LIST OF SCHEDULES AND EXHIBITS

The following Schedules and Exhibits are referenced in, and form part of, this Agreement. The Disclosure Schedule shall be organized by Section number, with each subsection of Article V keyed to its corresponding rep.

Schedule 1.1(a) — Permitted Ordinary Course Warehouse Line Borrowings

Schedule 1.1(b) — Key Personnel

Schedule 2.2 — Allocation of Purchase Price Among Sellers

Schedule 4.6(d) — Form of Pre-Cut-Off Statement

Disclosure Schedule — Sellers’ disclosures keyed to Sections 5.1 through 5.21 (consolidated)

Schedule 5.22 — Description of Disclosed EDD Matter (parties, status, exposure)

Schedule 16.1 — Notice Addresses

Exhibit A — Form of Consulting Agreement

Exhibit B — Form of Restrictive Covenant Agreement